Exhibit 99.1

FOR IMMEDIATE RELEASE	August 6, 2026

Teleflex Reports Second Quarter Financial Results and Full Year 2026 Outlook
Completes Sale of OEM Business and Will Deploy Net Proceeds to Reduce Debt and Repurchase Common Stock
Announces $250 Million Accelerated Share Repurchase Program, Repurchased $250 Million of Common Stock in the Second Quarter

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the second quarter ended June 30, 2026.

Second quarter 2026 continuing operations financial summary1
•Revenue from continuing operations of $570.3 million, up 28.9% compared to the prior year period, and up 4.7% on a pro forma adjusted constant currency basis1,2

•GAAP diluted EPS from continuing operations of $0.96, compared to $1.54 in the prior year period

•Adjusted diluted EPS from continuing operations of $1.76, compared to $1.73 in the prior year period

"We delivered a strong second quarter, led by excellent performance in our Vascular and Surgical businesses, while continuing to take decisive actions to strengthen the company for the future,” said Jason Weidman, Teleflex's President and Chief Executive Officer. “The completion of the OEM divestiture marks a pivotal step in our transformation, enabling greater focus on our core businesses, a stronger balance sheet, and increased financial flexibility to further reduce debt, return capital to shareholders, and invest in the opportunities that will drive long-term growth. We also made meaningful progress advancing our innovation pipeline, including important milestones for Freesolve and the Food and Drug Administration approval for EZPLAZ, reinforcing our commitment to bringing differentiated solutions to the market.”

Mr. Weidman continued, "Integration of the acquired Biotronik Vascular Intervention business is progressing, though taking longer than expected, and we updated our revenue outlook accordingly. Importantly, the delay is attributable to elongated integration timelines and not the underlying product portfolio, which remains competitively well positioned. We remain confident in the long-term strategic and financial prospects of this business as part of Teleflex, and have a number of mitigation actions underway to address the primary drivers of the delay. Our updated outlook also reflects the benefits of our disciplined capital allocation actions, including an increase to our adjusted EPS guidance."

Turning to his priorities as CEO, Weidman said: "I’m encouraged by the progress our team is making across the organization. Looking ahead, I am focused on completing a thorough assessment of the business and sharpening our strategic and operating plan to maximize shareholder value. My priorities are operational rigor, accelerating our innovation-driven platforms, and disciplined capital deployment. We believe these efforts will position Teleflex to deliver a meaningfully stronger financial profile in 2027 and beyond."

2026 continuing operations guidance summary1

•Reducing GAAP revenue growth guidance range to 13.40% to 14.40%

•Reducing GAAP EPS from continuing operations guidance range to $2.54 to $2.84

•Reducing pro forma adjusted constant currency revenue growth guidance range to 3.50% to 4.50%2

•Increasing Adjusted diluted EPS from continuing operations guidance range to $6.90 to $7.20

◦Includes an assumption of approximately 19% adjusted operating margin for 2026 inclusive of transition services ("TS") associated with the close of the OEM Strategic Divestiture
◦Reflects execution of capital allocation strategy including $250 million of share repurchase activity in the second quarter of 2026 and pay off of ~$700 million Term Loan A-2
◦Excludes expected benefits from TS and manufacturing services ("MS") agreements that come into effect upon closing the Acute Care and Interventional Urology Strategic Divestiture
◦Excludes the impact of the announced $250 million Accelerated Share Repurchase and other anticipated future repurchases under previously announced $1 billion share repurchase program primarily funded with proceeds from the Strategic Divestitures
◦Adjusted diluted EPS from continuing operations excludes any impact of potential IEEPA tariff refunds

(1) Continuing operations excludes the Acute Care, Interventional Urology, and OEM businesses that were classified as discontinued operations during the fourth quarter of 2025 as a result of our entry into agreements to divest those businesses, which we refer to as the “Strategic Divestitures".

(2) Pro forma adjusted constant currency revenue growth includes revenue generated by the acquired Vascular Intervention business in the prior year period, and excludes (a) revenue generated by products previously included within continuing operations that were discontinued at the end of 2025 due to a strategic realignment, (b) the impact of the Italian payback measure, and (c) the impact of foreign exchange.

INNOVATION PIPELINE UPDATE

EZPLAZ BLA Approval
In late July, Teleflex received BLA approval from the U.S. Food and Drug Administration for EZPLAZ™ Freeze Dried Plasma, the first freeze-dried plasma licensed by the FDA. EZPLAZ expands the emergency medicine portfolio within the Company’s Vascular business and is approved for transfusion in adults with bleeding-related conditions requiring replacement of plasma coagulation factors, including uncontrolled bleeding (hemorrhage) when plasma is required and other plasma products are unavailable, including in combat and prehospital settings.

Freesolve Clinical Program Advances
Within Interventional, Teleflex continued to advance its clinical program for Freesolve™, a novel drug-eluting resorbable magnesium scaffold. During the quarter, the Company presented four-year follow-up data from the BIOMAG-I study demonstrating sustained long-term performance and a favorable long-term safety profile; completed enrollment, ahead of schedule, in the BIOMAG-II study, the first randomized controlled trial of Freesolve conducted outside the United States, positioning the Company for a data readout in late 2027; and initiated the U.S. BIOMAG-III pivotal trial, with first patient procedures completed in June at MedStar Washington Hospital Center.

CAPITAL ALLOCATION AND BALANCE SHEET ACTIVITY

OEM Divestiture and Debt Reduction
As previously disclosed, the Company completed the divestiture of its OEM business to Montagu and Kohlberg, for $1.5 billion in cash. The Company estimates after-tax proceeds of approximately $1.25 billion. The Company paid off its $700 million Term Loan A-2 associated with our acquisition of substantially all of Biotronik's Vascular Intervention business.

Share Repurchase
As previously disclosed, on December 9, 2025, the Board of Directors authorized a share repurchase program for up to $1 billion of the Company's common stock. During the second quarter, as part of the share repurchase program, the Company repurchased 1.9 million shares of common stock for $250 million through open market transactions at an average price per share of $130.85. As of June 30, 2026, the Company had $750 million remaining available under the authorization.

Also under the $1 billion share repurchase program, the Company intends to commence an accelerated share repurchase of $250 million of common stock, effective August 7, 2026.

Senior Credit Facility and Notes
During the second quarter, the Company entered into a new credit agreement, which effectuated the refinancing of the Company’s prior credit agreement. The new credit agreement provides for, among other things, a $1 billion revolving credit facility and a $500 million term A-1 loan facility, both of which mature on May 26, 2031, and a $700 million term A-2 loan facility, which matures on May 26, 2028.

Also during the second quarter, the Company completed a private offering of $500 million aggregate principal amount of 5.875% senior notes due 2032. The Company used the net proceeds, together with cash on hand, to redeem all of its outstanding 4.625% Senior Notes due 2027.

NET REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding net revenues in each of the Company's global product categories for the three and six months ended June 30, 2026 and the comparable prior year period on both a GAAP and pro forma adjusted constant currency basis.

	Three Months Ended							% Increase	/	(Decrease)
	June 30, 2026			June 29, 2025
	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue Growth	Currency Impact		Adjustment impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular	$246.3	$—	$246.3	$225.9	$—	$225.9	9.0%	1.0%		—%	8.0%
Interventional[1]	211.9	—	211.9	113.8	100.4	214.2	86.1%	(0.2)%		87.3%	(1.0)%
Surgical[2]	112.1	—	112.1	102.8	(0.5)	102.3	9.1%	0.3%		(0.4)%	9.2%
Consolidated[1]	$570.3	$—	$570.3	$442.5	$99.9	$542.4	28.9%	0.4%		23.8%	4.7%

	Six Months Ended							% Increase	/	(Decrease)
	June 30, 2026			June 29, 2025
	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported revenue	Adjustment	Pro Forma Adjusted Revenue	Reported Revenue Growth	Currency Impact		Adjustment impact	Pro Forma Adjusted Constant Currency Revenue Growth
Vascular	$483.2	$—	$483.2	$445.0	$—	$445.0	8.6%	2.2%		—%	6.4%
Interventional[1]	416.5	—	416.5	214.0	193.0	407.0	94.6%	1.4%		92.3%	0.9%
Surgical[2]	218.9	—	218.9	197.8	(1.0)	196.8	10.7%	1.7%		(0.6)%	9.6%
Consolidated[1]	$1,118.6	$—	$1,118.6	$856.8	$192.0	$1,048.8	30.6%	1.8%		23.9%	4.9%

Notes: (1) Adjustments are inclusive of Vascular Intervention pro forma and discontinued product adjustments.
(2) Adjustments are inclusive of discontinued product adjustments
See Pro Forma Adjusted Revenue by Global Product Category table for reconciliation of adjustments.

OTHER CONTINUING OPERATIONS FINANCIAL HIGHLIGHTS
•Depreciation expense, amortization of intangible assets and deferred financing charges for the six months ended June 30, 2026 totaled $106.5 million compared to $77.2 million for the prior year period.
•Total cash, cash equivalents and restricted cash equivalents at June 30, 2026 were $316.9 million compared to $402.7 million at December 31, 2025.
•Net accounts receivable at June 30, 2026 were $364.6 million compared to $345.6 million at December 31, 2025.
•Inventories at June 30, 2026 were $351.9 million compared to $404.4 million at December 31, 2025.

2026 CONTINUING OPERATIONS OUTLOOK
On a GAAP basis, the Company reduced its full year 2026 revenue growth from continuing operations outlook to 13.40% to 14.40%, including our estimate of an approximately 0.70% positive impact of foreign exchange rate fluctuations. On a pro forma adjusted constant currency basis, the Company reduced its full year 2026 revenue growth from continuing operations outlook to 3.50% to 4.50%.

The Company reduced its full year 2026 GAAP diluted earnings per share from continuing operations outlook range of $2.54 to $2.84. The Company increased its full year 2026 adjusted diluted earnings per share from continuing operations outlook to $6.90 to $7.20.

Forecasted 2026 Pro Forma Adjusted Revenue From Continuing Operations Reconciliation

	2025	2026 Guidance
		Low	High
GAAP revenue	$1,992.7	$2,260	$2,280
Vascular Intervention pro forma adjustment	$199.0	—	—
Discontinued product adjustment	$(14.3)	—	—
Italian payback measure adjustment	$(9.0)	—	—
Pro forma adjusted revenue	$2,168.4	$2,260	$2,280

Forecasted 2026 Pro Forma Adjusted Constant Currency Revenue Percent Growth From Continuing Operations Reconciliation

	Low	High
Forecasted 2026 GAAP revenue growth	13.4%	14.4%
Vascular Intervention pro forma adjustment	10.0%	10.0%
Discontinued product adjustment	(0.7)%	(0.7)%
Italian payback measure adjustment	(0.5)%	(0.5)%
Base year adjustment (GAAP versus pro forma adjusted)	0.4%	0.4%
Estimated impact of foreign currency exchange rate fluctuations	0.7%	0.7%
Forecasted 2026 pro forma adjusted constant currency revenue growth	3.5%	4.5%

Forecasted 2026 Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation

	Low	High
Forecasted GAAP diluted earnings per share from continuing operations	$2.54	$2.84
Restructuring and optimization items, net of tax	$0.98	$0.98
Acquisition, integration and divestiture related items, net of tax	$0.73	$0.73
Other items, net of tax	$(0.42)	$(0.42)
ERP implementation, net of tax	$0.31	$0.31
MDR, net of tax	$0.02	$0.02
Intangible amortization expense, net of tax	$2.74	$2.74
Forecasted adjusted diluted earnings per share from continuing operations, net of tax	$6.90	$7.20

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION
A webcast of Teleflex's second quarter 2026 investor conference call can be accessed live from a link on the Company's website at teleflex.com. The call will begin at 8:00 am ET on August 6, 2026.

An audio replay of the investor call will be available beginning at 11:00 am ET on August 6, 2026, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 800 770 2030 (U.S. and Canada) or 1 609 800 9909(all other locations). The confirmation code is 69028.

ADDITIONAL NOTES
References in this release to the impact of foreign currency exchange rate fluctuations on adjusted diluted earnings per share include both the impact of translating foreign currencies into U.S. dollars and the impact of foreign currency exchange rate fluctuations on foreign currency denominated transactions.

In the discussion of segment results, "new products" refers to products for which we initiated commercial sales within the past 36 months and "existing products" refers to products we have sold commercially for more than 36 months.

Pro forma adjusted revenue and pro forma adjusted constant currency revenue growth give effect to, among other things, our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025. The pro forma information is presented for informational purposes only and is not necessarily indicative of the historical results that would have occurred under our ownership and management, nor the results that may be obtained in the future.

Certain financial information is presented on a rounded basis, which may cause minor differences. Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES
We report our financial results in accordance with accounting principles generally accepted in the United States, commonly referred to as “GAAP”. In this press release, we provide supplemental information, consisting of the following non-GAAP financial measures: pro forma adjusted revenues, pro form adjusted constant currency revenue growth, and adjusted diluted earnings per share. These non-GAAP measures are described in more detail below. Management uses these financial measures to assess Teleflex’s financial performance, make operating decisions, allocate financial resources, provide guidance on possible future results, and assist in its evaluation of period-to-period and peer comparisons. The non-GAAP measures may be useful to investors because they provide insight into management’s assessment of our business, and provide supplemental information pertinent to a comparison of period-to-period results of our ongoing operations. The non-GAAP financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Moreover, our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Pro forma adjusted revenue: This non-GAAP measure is based upon net revenues, adjusted to (i) exclude products discontinued in the year ended December 31, 2025 due to a strategic realignment; (ii) exclude the items described in Italian payback measure; and (iii) give effect to our acquisition of the Vascular Intervention business from BIOTRONIK SE & Co. KG as if it had occurred on January 1, 2025.

Pro forma adjusted constant currency revenue growth: This non-GAAP measure is based upon net revenues, adjusted to exclude, depending on the period presented, the items described in Pro forma adjusted revenue and to eliminate the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We believe that this measure facilitates a comparison of our operating performance exclusive of currency exchange rate fluctuations that do not reflect our underlying performance or business trends.

Adjusted diluted earnings per share: This non-GAAP measure is based upon diluted earnings per share from continuing operations, the most directly comparable GAAP measure, adjusted to exclude, depending on the period presented, the items described below. Management does not believe that any of the excluded items are indicative of our underlying core performance or business trends.

Restructuring and optimization charges - Restructuring and optimization charges include expenses associated with discrete initiatives designed to, among other things, consolidate or relocate manufacturing, administrative and other facilities, outsource distribution operations, improve operating efficiencies, integrate acquired businesses and optimize product portfolios through targeted optimization efforts. These changes include qualified restructuring costs (which may include employee termination, contract termination, facility closure, employee relocation, equipment relocation, outplacement), restructuring related (which may include accelerated depreciation expense related to facility closures, costs to transfer manufacturing operations between locations, and retention bonuses offered to certain employees as an incentive for them to remain with our company after completion of a restructuring program) and product line exit charges.

Impairment charges - Impairment charges, including those related to goodwill, and other assets occur if, due to events or changes in circumstances, we determine that the carrying value of an asset exceeds its fair value. Impairment charges do not directly affect our liquidity, but could have a material adverse effect on our reported financial results.

Acquisition, integration and divestiture related items - Acquisition and integration expenses are incremental charges, other than restructuring or restructuring related expenses, that are directly related to specific business or asset acquisition transactions. These charges may include, among other things, professional, consulting and other fees; systems integration costs; inventory step-up amortization (amortization, through cost of goods sold, of the increase in fair value of inventory resulting from a fair value calculation as of the acquisition date); fair value adjustments to contingent consideration liabilities; temporary financing costs directly associated with the transaction, such as bridge loan financing fees, ticking fees, and similar charges, and the impact of derivative instruments executed to hedge foreign currency exposure or other risks associated with the purchase price. Divestiture related activities involve specific business or asset sales. Depending primarily on the terms of a divestiture transaction, the carrying value of the divested business or assets on our financial statements and other costs we incur as a direct result of the divestiture transaction, we may recognize a gain or loss in connection with the divestiture related activities.

Separation costs - These are expenses related to the Strategic Divestitures, including activities to prepare the businesses for divestiture and maintain continuity through the separation process. These charges and costs do not represent normal and recurring operating expenses, will be inconsistent in amounts and frequency, and are not expected to recur after the transaction and related transition services agreements and other arrangements negotiated in connection with the Strategic Divestitures have been completed.

Italian payback measure - The Italian payback measure is a law that requires suppliers of medical devices to the Italian National Healthcare System to make payments to the Italian government if medical device expenditures in a given year exceed regional expenditure ceilings established for that year. As a result of a ruling from the Italian courts, we recognized a decrease in our reserves during the year ended December 31, 2024, of which $13.8 million related to prior years when including discontinued operations and $6.2 million on a continuing operations basis. In August 2025, the Italian Parliament enacted a modification to the previously enacted legislation that reduced the payment amounts due from the affected companies, including Teleflex, to approximately 25% of the amounts originally invoiced for the years 2015 through 2018. As a result of the modification in the legislation, along with an adjustment to our calculation of the reserves related to years 2019 through 2025, we recognized a $23.7 million decrease in our reserve (and corresponding increase to revenue for the year ended December 31, 2025), of which $20.1 million pertains to prior periods when including discontinued operations and $9.0 million on a continuing operations basis. The amounts do not represent normal adjustments to revenue and are nonrecurring in nature, making it difficult to contribute to a meaningful evaluation of our period over period operating performance.

Other - These are discrete items that occur sporadically and can affect period-to-period comparisons.

European medical device regulation - The European Union (“EU”) has adopted the EU Medical Device Regulation (“MDR”), which replaces the existing Medical Devices Directive (“MDD”) and imposes more stringent requirements for the marketing and sale of medical devices in the EU, including requirements affecting clinical evaluations, quality systems and post-market surveillance. The MDR requirements became effective in May 2021, although certain devices that previously satisfied MDD requirements can continue to be marketed in the EU until December 2027 for highest-risk devices and December 2028 for lower-risk devices, subject to certain limitations. Significantly, the MDR will require the re-registration of previously approved medical devices. As a result, Teleflex will incur expenditures in connection with the new registration of medical devices that previously had been registered under the MDD. Therefore, these expenditures are not considered to be ordinary course expenditures in connection with regulatory matters (in contrast, no adjustment has been made to exclude expenditures related to the registration of medical devices that were not registered previously under the MDD).

Intangible amortization expense - Certain intangible assets, including customer relationships, intellectual property, distribution rights, trade names and non-competition agreements, initially are recorded at historical cost and then amortized over their respective estimated useful lives. The amount of such amortization can vary from period to period as a result of, among other things, business or asset acquisitions or dispositions.

ERP implementation - These adjustments represent direct and incremental costs incurred in connection with our implementation of a new global enterprise resource planning ("ERP") solution and related IT transition costs. An implementation of this scale is a significant undertaking and will require substantial time and attention of management and key employees. The associated costs do not represent normal and recurring operating expenses and will be inconsistent in amounts and frequency making it difficult to contribute to a meaningful evaluation of our operating performance.

Tax adjustments - These adjustments represent the impact of the expiration of applicable statutes of limitations for prior year returns, the resolution of audits, the filing of amended returns with respect to prior tax years and/or tax law or certain other discrete changes affecting our deferred tax liability.

PRO FORMA ADJUSTED REVENUE BY GLOBAL PRODUCT CATEGORY
The following table provides information regarding pro forma adjusted revenues in each of the Company's global product categories in continuing operations for the three and six months ended June 30, 2026 and the comparable prior year period.

	Three Months Ended		Six Months Ended
	June 30, 2026	June 29, 2025	June 30, 2026	June 29, 2025
Vascular	246.3	225.9	483.2	445.0
Interventional	211.9	113.8	416.5	214.0
Surgical	112.1	102.8	218.9	197.8
GAAP revenue	570.3	442.5	1,118.6	856.8
Interventional - Vascular Intervention	—	103.8	—	199.0
Interventional - Discontinued Products	—	(3.4)	—	(6.0)
Surgical - Discontinued Products	—	(0.5)	—	(1.0)
Pro forma adjusted revenue	$570.3	$542.4	$1,118.6	$1,048.8
Vascular	246.3	225.9	483.2	445.0
Interventional	211.9	214.2	416.5	407.0
Surgical	112.1	102.3	218.9	196.8

Reconciliation of Consolidated Statement of Income Items (Dollars in millions, except per share data)

Three Months Ended June 30, 2026
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$570.3	58.2%	37.4%	7.9%	12.8%	$45.1	$3.4	7.5%	$0.96
Adjustments
Restructuring and optimization charges (A)	—	0.3	(1.6)	—	1.9	10.9	1.9		0.20
Acquisition, integration and divestiture related items (B)	—	—	(1.7)	—	1.7	9.9	1.8		0.18
Other items (C)	—	—	3.6	—	(3.6)	(19.3)	(4.0)		(0.35)
ERP implementation	—	—	(0.7)	—	0.7	4.0	0.7		0.08
MDR	—	—	—	(0.1)	0.1	0.3	—		0.01
Intangible amortization expense	—	3.2	(2.8)	—	6.0	34.1	4.6		0.68
Adjustments total	—	3.5	(3.2)	(0.1)	6.8	39.9	5.0		0.80
Adjusted basis	$570.3	61.7%	34.2%	7.8%	19.6%	$85.0	$8.4	9.9%	$1.76

Three Months Ended June 29, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$442.5	60.1%	31.1%	6.0%	20.6%	$70.7	$2.5	3.5%	$1.54
Adjustments
Restructuring and optimization charges (A)	—	1.4	—	—	1.7	7.4	1.2		0.14
Impairment charges	—	—	—	—	1.8	8.1	1.8		0.14
Acquisition, integration and divestiture related items (B)	—	—	6.4	—	(6.4)	(27.9)	2.1		(0.68)
Separation costs	—	—	—	—	0.3	1.3	—		0.03
Other items (C)		—	—	—	—	0.1	—		—
ERP implementation	—	—	(0.9)	—	0.9	3.8	0.5		0.07
MDR	—	—	—	(0.2)	0.2	0.9	—		0.02
Intangible amortization expense	—	3.0	(2.7)	—	5.7	25.1	3.0		0.50
Tax adjustments	—	—	—	—	—	—	1.4		(0.03)
Adjustments total	—	4.4	2.8	(0.2)	4.2	18.8	10.0		0.19
Adjusted basis	$442.5	64.5%	33.9%	5.8%	24.8%	$89.5	$12.5	14.1%	$1.73

Six Months Ended June 30, 2026
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$1,118.6	57.1%	39.3%	8.0%	8.3%	$41.3	$4.4	10.6%	$0.84
Adjustments
Restructuring and optimization charges (A)	—	0.5	(1.5)	—	3.5	39.0	6.3		0.73
Acquisition, integration and divestiture related items (B)	—	0.7	(1.3)	—	1.9	22.9	5.0		0.41
Other items (C)	—	—	1.8	—	(1.8)	(19.2)	(4.0)		(0.35)
ERP implementation	—	—	(0.7)	—	0.7	7.9	1.3		0.15
MDR	—	—	—	(0.1)	0.1	0.7	—		0.02
Intangible amortization expense	—	3.2	(2.9)	—	6.1	67.9	9.2		1.34
Adjustments total	—	4.4	(4.6)	(0.1)	10.5	119.2	17.8		2.30
Adjusted basis	$1,118.6	61.5%	34.7%	7.9%	18.8%	$160.5	$22.2	13.8%	$3.14

Six Months Ended June 29, 2025
	Revenue	Gross margin	SG&A (1)	R&D (1)	Operating margin (2)	Income before income taxes	Income tax expense	Effective income tax rate	Diluted earnings per share from continuing operations
GAAP Basis - Continuing Operations	$856.8	60.8%	33.9%	6.0%	19.5%	$129.4	$8.9	6.9%	$2.67
Adjustments
Restructuring and optimization charges (A)	—	1.3	—	—	1.6	13.5	2.3		0.25
Impairment charges	—	—	—	—	0.9	8.1	1.8		0.14
Acquisition, integration and divestiture related items (B)	—	—	5.4	—	(5.4)	(46.0)	2.9		(1.07)
Separation costs	—	—	—	—	0.2	1.3	—		0.03
Other items (C)	—	—	—	—	—	0.1	—		—
ERP implementation	—	—	(1.1)	—	1.1	9.7	1.5		0.18
MDR	—	—	—	(0.2)	0.2	1.6	—		0.03
Intangible amortization expense	—	3.1	(2.8)	—	5.9	50.7	6.1		0.99
Tax adjustments	—	—	—	—	—	—	2.1		(0.05)
Adjustments total	—	4.4	1.5	(0.2)	4.5	39.0	16.7		0.50
Adjusted basis	$856.8	65.2%	35.4%	5.8%	24.0%	$168.4	$25.6	15.2%	$3.17

Notes: (1) Selling, general and administrative expenses and research and development expenses are shown as a percentage of as reported and adjusted revenues.
(2) Operating margin defined as Income from continuing operations before interest and taxes as a percentage of as reported and adjusted revenues.

Totals may not sum due to rounding.

Tickmarks to Reconciliation Tables
(A)Restructuring and optimization charges – For the three months ended June 30, 2026, pre-tax restructuring charges were $0.2 million and restructuring related charges were $10.6 million. For the three months ended June 29, 2025, pre-tax restructuring charges were $1.3 million, restructuring related charges were $3.5 million, and product optimization charges were $2.6 million. For the six months ended June 30, 2026, pre-tax restructuring charges were $17.1 million and restructuring related charges were $21.9 million, partially offset by a benefit from product rationalization charges of $0.1 million. For the six months ended June 29, 2025, pre-tax restructuring charges were $2.7 million, restructuring related charges were $8.2 million, and product optimization charges were $2.6 million.

(B)Acquisition, integration and divestiture related items – For the three and six months ended June 30, 2026, these charges primarily related to the acquisition of the Vascular Intervention business of BIOTRONIK SE & Co. KG. For the three months ended June 30, 2026 these charges included acquisition and integration costs of $8.9 million. For the six months ended June 30, 2026 these charges included acquisition and integration costs of $16.7 million and inventory step up costs of $8.0 million. For the three and six months ended June 29, 2025, these charges primarily related to the acquisition the Vascular Intervention business of BIOTRONIK SE & Co. KG and changes in the estimated fair value of our contingent consideration liabilities. For the three months ended June 29, 2025 the charges included acquisition and integration costs of $15.8 million, which were offset by a benefit of $59.7 million related to non-designated foreign currency forward contracts. For the six months ended June 29, 2025 the charges included acquisition and integration costs of $22.1 million, which were offset by a benefit of $82.2 million related to non-designated foreign currency forward contracts.

(C)Other – For the three and six months ended June 30, 2026, other items included a benefit from a litigation settlement of $25.0 million partially offset by legal and advisory fees incurred in response to an activist investor campaign of $3.6 million, a loss on extinguishment of debt of $1.2 million, and charges incurred in connection with the credit agreement refinancing of $1.0 million. For the three and six months ended June 29, 2025, other items included expenses associated with prior year tax matters.

ABOUT TELEFLEX INCORPORATED
As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™ Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION
This press release contains forward-looking statements, including, but not limited to, the implementation and execution of our share repurchase program, including our planned accelerated share repurchase; our intended use of proceeds from the OEM divestiture; our expectations with respect to our financial profile in 2027 and beyond; forecasted 2026 GAAP, pro forma adjusted and pro forma adjusted constant currency revenue and revenue growth and GAAP and adjusted diluted earnings per share; and our estimates regarding the projected impact of foreign currency exchange rate fluctuations on our 2026 financial results. Actual results could differ materially from those in the forward-looking statements due to, among other things, unanticipated difficulties and expenditures in connection with integration programs; the possibility that the Strategic Divestitures do not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the Strategic Divestitures; customer and shareholder reaction to the Strategic Divestitures; disruption from the Strategic Divestitures that may make it more difficult to maintain business and operational relationships; significant transaction costs; delays or cancellations in shipments; demand for and market acceptance of new and existing products; our inability to provide products to our customers, which may be due to, among other things, events that impact key distributors, suppliers and third-party vendors that sterilize our products; risks relating to the activities of activist stockholders; our inability to effectively execute our restructuring plans and programs; our inability to realize anticipated savings from restructuring plans and programs; the impact of healthcare reform legislation and proposals to amend, replace or repeal the legislation; changes in Medicare, Medicaid and third party coverage and reimbursements; the impact of enacted tax legislation and related regulations; competitive market conditions and resulting effects on revenues and pricing; increases in raw material costs that cannot be recovered in product pricing; global economic factors, including currency exchange rates, interest rates, trade disputes, tariffs, sovereign debt issues and international conflicts and hostilities, such as the ongoing conflicts in the Ukraine and the Middle East; public health epidemics; difficulties in entering new markets; general economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K. We expressly disclaim any obligation to update forward-looking statements, except as otherwise specifically stated by us or as required by law or regulation.

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2026	June 29, 2025	June 30, 2026	June 29, 2025
	(Dollars and shares in thousands, except per share)
Net revenues	$570,332	$442,525	$1,118,594	$856,783
Cost of goods sold	238,625	176,695	479,461	335,522
Gross profit	331,707	265,830	639,133	521,261
Selling, general and administrative expenses	213,515	137,504	439,527	290,419
Research and development expenses	45,122	26,488	89,508	51,783
Restructuring charges, separation costs and impairment charges	246	10,700	17,091	12,122
Income from continuing operations before interest, taxes and loss on extinguishment of debt	72,824	91,138	93,007	166,937
Interest expense	27,953	21,703	53,671	40,240
Interest income	(1,416)	(1,229)	(3,124)	(2,717)
Loss on extinguishment of debt	1,150	—	1,150	—
Income from continuing operations before taxes	45,137	70,664	41,310	129,414
Taxes on income from continuing operations	3,375	2,489	4,386	8,906
Income from continuing operations	41,762	68,175	36,924	120,508
Operating income from discontinued operations	60,254	64,577	57,611	114,637
Taxes on operating income from discontinued operations	2,323	10,172	2,996	17,563
Income from discontinued operations	57,931	54,405	54,615	97,074
Net income	$99,693	$122,580	$91,539	$217,582
Earnings per share:
Basic:
Income from continuing operations	$0.96	$1.54	$0.84	$2.68
Income from discontinued operations	1.33	1.23	1.24	2.15
Net income	$2.29	$2.77	$2.08	$4.83
Diluted:
Income from continuing operations	$0.96	$1.54	$0.84	$2.67
Income from discontinued operations	1.32	1.23	1.24	2.15
Net income	$2.28	$2.77	$2.08	$4.82
Weighted average common shares outstanding
Basic	43,562	44,269	43,908	45,017
Diluted	43,660	44,332	44,014	45,120

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2026	December 31, 2025
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$300,159	$378,564
Accounts receivable, net	364,609	345,583
Inventories	351,912	404,395
Prepaid expenses and other current assets	148,222	150,678
Prepaid taxes	36,458	19,566
Current assets of discontinued operations	674,516	639,552
Total current assets	1,875,876	1,938,338
Property, plant and equipment, net	475,637	498,281
Operating lease assets	77,158	91,817
Goodwill	2,292,435	2,305,050
Intangible assets, net	1,448,669	1,524,150
Deferred tax assets	12,642	12,593
Other assets	120,310	112,984
Non-current assets of discontinued operations	484,051	464,026
Total assets	6,786,778	6,947,239
LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$87,500	$100,000
Accounts payable	143,292	130,201
Accrued expenses	134,170	117,350
Payroll and benefit-related liabilities	110,214	124,769
Accrued interest	3,558	5,404
Income taxes payable	17,787	18,787
Other current liabilities	88,364	137,195
Current liabilities of discontinued operations	135,494	128,320
Total current liabilities	720,379	762,026
Long-term borrowings	2,720,509	2,541,449
Deferred tax liabilities	146,141	183,749
Noncurrent liability for uncertain tax positions	3,802	3,536
Noncurrent operating lease liabilities	64,540	84,210
Other liabilities	174,899	194,532
Non-current liabilities of discontinued operations	51,974	52,969
Total liabilities	3,882,244	3,822,471
Commitments and contingencies
Total shareholders' equity	2,904,534	3,124,768
Total liabilities and shareholders' equity	$6,786,778	$6,947,239

TELEFLEX INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2026	June 29, 2025
	(Dollars in thousands)
Cash flows from operating activities of continuing operations:
Net income	$91,539	$217,582
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	(54,615)	(97,074)
Depreciation expense	35,620	24,840
Intangible asset amortization expense	67,943	50,668
Deferred financing costs and debt discount amortization expense	2,976	1,705
Loss on extinguishment of debt	1,150	—
Changes in contingent consideration	(2,699)	14,080
Stock-based compensation	12,182	12,287
Asset impairment charge	—	8,117
Gain on non-designated foreign currency forward contracts	—	(83,532)
Deferred income taxes, net	(16,090)	(1,935)
Interest benefit on swaps designated as net investment hedges	(15,422)	(7,484)
Other	3,140	(6,388)
Changes in assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(23,639)	(26,559)
Inventories	44,252	(13,949)
Prepaid expenses and other assets	12,888	(3,734)
Accounts payable, accrued expenses and other liabilities	(6,053)	(27,643)
Income taxes receivable and payable, net	(14,613)	(70,277)
Net cash provided by (used in) operating activities from continuing operations	138,559	(9,296)
Cash flows from investing activities of continuing operations:
Expenditures for property, plant and equipment	(32,825)	(51,921)
Payments for businesses and intangibles acquired, net of cash acquired	—	(6,700)
Insurance settlement proceeds	—	9,447
Net payments on swaps designated as net investment hedges	(39,542)	7,612
Purchase of investments	(9,000)	(5,000)
Net cash used in investing activities from continuing operations	(81,367)	(46,562)
Cash flows from financing activities of continuing operations:
Proceeds from new borrowings	2,350,000	300,000
Reduction in borrowings	(2,175,000)	(55,375)
Repurchase of common stock	(250,000)	(300,000)
Net (payments) proceeds from share based compensation plans and related tax impacts	(5,265)	7,207
Share repurchase excise tax	(2,802)	(1,894)
Payments for contingent consideration	(107)	(112)
Dividends paid	(29,830)	(30,218)
Debt issuance and amendment fees	(13,981)	(2,800)
Net cash used in financing activities from continuing operations	(126,985)	(83,192)
Cash flows from discontinued operations:
Net cash provided by operating activities	4,796	90,131
Net cash used in investing activities	(18,144)	(12,718)
Net cash (used in) provided by discontinued operations	(13,348)	77,413
Effect of exchange rate changes on cash, cash equivalents and restricted cash equivalents	(6,420)	17,908
Net decrease in cash, cash equivalents and restricted cash equivalents	(89,561)	(43,729)
Cash, cash equivalents and restricted cash equivalents at the beginning of the period	453,848	327,650
Less: Cash, cash equivalents and restricted cash of discontinued operations	(47,368)	(27,365)
Cash, cash equivalents and restricted cash equivalents at the end of the period	$316,919	$256,556

Contacts:
Teleflex Incorporated:
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investors.teleflex.com
610-948-2836